Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-260415 and 333-268346) and Form S-8 (Nos. 333-261508 and 333-263895) of Velo3D, Inc. of our report dated March 20, 2023 relating to the financial statements, which appears in this Form 10-K.
/s/ PricewaterhouseCoopers LLP
San Jose, California
March 20, 2023